Exhibit 99.2

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL ANNOUNCES SIGNIFICANT ACTIONS
FOLLOWING BOARD-LED STRATEGY AND PORTFOLIO REVIEW

•	Focusing Portfolio on Campbell Snacks and Campbell Meals and Beverages in North America, Leveraging Iconic Brands and Leading Market Positions

•	Pursuing Divestitures of Campbell International (including Arnott’s and the Kelsen Group) and Campbell Fresh to Increase Focus; Proceeds will be Used to Significantly Reduce Debt

•	Raising Overall Cost Savings Target to $945 Million by FY2022; Includes Snyder's-Lance Savings and $150 Million in New Actions

•	Updates Long-term Targets

CAMDEN, N.J., Aug. 30, 2018—Campbell Soup Company (NYSE:CPB) today announced significant actions it is taking as part of its Board-led strategy and portfolio review to improve performance and drive shareholder value. The actions include:

1.	Focusing the company on two distinct businesses, Campbell Snacks and Campbell Meals and Beverages, in its core North American market;

2.	Pursuing the divestitures of non-core businesses to focus and improve the company's portfolio; proceeds will be used to significantly reduce debt; and,

3.	Increasing its cost savings target to $945 million by FY2022, including the expected Snyder's-Lance savings.

Campbell’s interim President and CEO Keith McLoughlin said, “Campbell's Board of Directors considered a full slate of strategic options, including optimizing the portfolio, divesting businesses, splitting the company, and pursuing a sale. The Board concluded that, at this time, the best path forward to drive shareholder value is to focus the company on two core businesses in the North American market with a proven consumer packaged goods business model. Importantly, the Board remains open and committed to evaluating all strategic options to enhance value in the future.

"Our plan will build upon our existing strengths. Our new leadership team will concentrate on significantly improving operational discipline through a rigorous management model that aligns the enterprise from strategy through execution. We are moving forward with a sense of urgency to complete these changes in fiscal 2019, setting the foundation for sustainable, profitable growth in fiscal 2020 and beyond. The Board and management team are committed to deleveraging the company, retaining our investment grade credit rating and maintaining our dividend. We will pursue further actions in addition to those announced today to optimize our portfolio and performance."

Building a Focused North American Company
Campbell will continue to provide consumers with great tasting, high-quality real food. Across the portfolio, the company's brands will leverage consumer insights and trends to drive relevance, including health and well-being, snacking and convenience. Each of Campbell's brands will be managed within a focused and disciplined framework of two differentiated portfolio roles:

•
Drive Profitable Growth - These powerful and exciting brands will be managed to grow disproportionately relative to the categories in which they compete. These include leading brands such as Cape Cod, Goldfish, Kettle Brand, Lance, Late July, Pace, Pacific, Pepperidge Farm Farmhouse and Milano cookies, Prego and Snyder’s of Hanover. Investments in innovation and consumer engagement will enable these brands to leverage evolving consumer tastes and trends.

•
Maximize Margin & Cash Flow - These at-scale brands will be managed to generate consistent profit and cash flow. These include leading brands such as Campbell’s soup, Pepperidge Farm fresh bakery, SpaghettiOs and V8. These brands will be managed with disciplined focus and aligned investments to support their strong market positions, to optimize operating margins and cash flow and to fulfill their equally important role in Campbell’s portfolio.

Pursuing Divestitures of Non-Core Businesses; Significantly Reduce Debt
Campbell has engaged Goldman Sachs and Centerview Partners to commence a process to divest its Campbell International and Campbell Fresh businesses in a manner that maximizes value. Campbell International consists of Arnott’s and the Kelsen Group, along with the company’s manufacturing operations in Indonesia and Malaysia and its businesses in Hong Kong and Japan. Campbell Fresh includes Bolthouse Farms, Garden Fresh Gourmet and the company’s refrigerated soup business. Fiscal 2018 net sales of these businesses totaled approximately $2.1 billion. Proceeds from the divestitures will be used to significantly reduce debt.

Increased Cost Savings

As a result of this more focused portfolio, Campbell is increasing its cost savings target by $150 million. The company plans to achieve these additional savings by streamlining its organizational structure, expanding its zero-based budgeting efforts and continuing to optimize its manufacturing network. These savings are in addition to the company’s prior target of $500 million and the previously announced $295 million in target synergies and run-rate cost savings from Campbell’s integration of Snyder’s-Lance. Combined, these programs will bring Campbell’s total cost savings target to $945 million by the end of fiscal 2022.

Updated Long-Term Targets*
Campbell has adjusted its long-term targets to reflect the company’s actions and more focused portfolio.

•	Organic net sales growth of 1 to 2 percent

•	Adjusted EBIT growth of 4 to 6 percent

•	Adjusted EPS growth of 7 to 9 percent

In addition, Campbell expects a net debt to adjusted EBITDA ratio of 3.0x by 2021.

These targets reflect expectations beyond fiscal 2019 and assume the completion of the planned divestitures of Campbell International and Campbell Fresh.

*A non-GAAP reconciliation is not provided since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company’s ongoing business results.

Conference Call and Webcast
Campbell will host a 90-minute conference call to discuss its earnings results and the outcome of its strategic review today at 8:30 a.m. EDT. To join, dial +1 (844) 428-1627 in the U.S. or +1 (409) 350-3941 internationally. The access code is 5676627. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at investor.campbellsoupcompany.com. A recording of the call will also be available until 11:59 p.m. on Sept. 13, 2018, at +1 (404) 537-3406. The access code for the replay is 5676627.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, "Real food that matters for life's moments." For generations, people have trusted Campbell to provide authentic, flavorful and affordable snacks, soups and simple meals, and beverages. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet's natural resources. The company is a member of the Standard and Poor's 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains "forward-looking statements" that reflect the company's current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including any statements made regarding sales, EBIT and EPS guidance, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company’s actual results to vary materially from those anticipated or expressed in any forward-looking statement include: (1) the company’s ability to execute on and realize the expected benefits from the actions it intends to take as a result of its recent strategy and portfolio review; (2) the ability to differentiate its products and protect its category leading positions, especially in soup; (3) the ability to complete and to realize the projected benefits of planned divestitures and other business portfolio changes; (4) the ability to realize the projected benefits, including cost synergies, from the recent acquisitions of Snyder's-Lance and Pacific Foods; (5) the ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (6) the company’s indebtedness and ability to pay such indebtedness; (7) disruptions to the company’s supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (8) the company's ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (9) the impact of strong competitive responses to the company's efforts to leverage its brand power with product innovation, promotional programs and new advertising; (10) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (11) changes in consumer demand for the company's products and favorable perception of the company's brands; (12) changing inventory management practices by certain of the company's key customers; (13) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company's key customers maintain significance to the company's business; (14) product quality and safety issues, including recalls and product liabilities; (15) the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company’s ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company’s defined benefit pension plans; (22) a material failure in or breach of the company's information technology systems; (23) the company's ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25) unforeseen business disruptions in one or more of the company’s markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company’s most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

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